Exhibit 11

GENERAL MILLS, INC.
COMPUTATION OF EARNINGS PER SHARE
(In Millions, Except per Share Data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	Feb. 22, 2004	Feb. 23, 2003	Feb. 22, 2004	Feb. 23, 2003

Net Earnings	$242	$240	$777	$692

Average Number of Common Shares –
Basic EPS (a)	375	369	374	368
Incremental Share Effect from:
— Stock options (b)	8	9	9	8
— Restricted stock, stock rights and puts	—	1	—	1

Average Number of Common Shares –
Diluted EPS	383	379	383	377

Earnings per Share – Basic	$.64	$.65	$2.08	$1.88

Earnings per Share – Diluted	$.63	$.63	$2.03	$1.84

Notes to Exhibit 11:

(a)	Computed as the weighted average of net shares outstanding on stock-exchange trading days.

(b)

Incremental shares from stock options are computed by the “treasury stock” method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.

21